Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:	Christopher Abate
Redwood Trust, Inc.		President and
Monday, August 8, 2016		Chief Financial Officer
(415) 384-3584

Kristin Brown
Investor Relations
(415) 384-3805

REDWOOD TRUST REPORTS SECOND QUARTER 2016 RESULTS

MILL VALLEY, CA – Monday, August 8, 2016 – Redwood Trust, Inc. (NYSE:RWT) today reported net income for the second quarter of 2016 of $41 million, or $0.48 per fully diluted share. This compares to net income of $12 million, or $0.15 per fully diluted share, for the first quarter of 2016 and net income of $27 million, or $0.31 per fully diluted share, for the second quarter of 2015. Redwood also reported non-GAAP core earnings for the second quarter of 2016 of $40 million, or $0.47 per fully diluted share. This compares to core earnings of $37 million, or $0.44 per fully diluted share, for the first quarter of 2016.
A reconciliation of GAAP earnings to core earnings, along with additional information about Redwood’s core earnings measure, is included in the tables that follow. A further discussion of core earnings is included in the Management's Discussion and Analysis section of Redwood's Quarterly Report on Form 10-Q for the quarter ended June 30, 2016.
Redwood also reported estimated REIT taxable income of $28 million, or $0.36 per share, for the second quarter of 2016. This compares to estimated REIT taxable income of $17 million, or $0.23 per share, for the first quarter of 2016 and estimated REIT taxable income of $18 million, or $0.21 per share, for the second quarter of 2015.
At June 30, 2016, Redwood reported GAAP book value per share of $14.20, as compared to $14.17 at March 31, 2016, and $14.67 at December 31, 2015.
For the full year of 2016, Redwood continues to expect GAAP earnings to fall within a range of $1.20 - $1.50 per share. Additional details on Redwood’s 2016 earnings outlook are provided in the second quarter Redwood Review, which is available on the company’s website at www.redwoodtrust.com.
Redwood will host an earnings call today, August 8, 2016, at 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time to discuss its second quarter 2016 financial results. The number to dial in order to listen to the conference call is 1-888-801-6507 in the U.S. and Canada. International callers must dial 1-913-312-0654. Callers should reference call ID #9114709. A replay of the call will be available through midnight on August 8, 2016, and can be accessed by dialing 1-877-870-5176 in the U.S. and Canada or 1-858-384-5517 internationally and entering access code #9114709. Live audio of the conference call will also be accessible over the internet at www.redwoodtrust.com, where a link to the call will be posted on Redwood’s home page. To listen to the call over the internet, go to the Redwood website at least 15 minutes before the call to register and to download and install any needed audio software. An audio replay of the call will also be available on Redwood's website following the call.

Additional information on Redwood’s business, financial results, and taxable income can be found in The Redwood Review, a quarterly publication available on Redwood’s website at www.redwoodtrust.com. In order to complete the formatting of its Quarterly Report on Form 10-Q with eXtensible Business Reporting Language (XBRL) tags, Redwood plans to file this Quarterly Report with the Securities and Exchange Commission by Tuesday, August 9, 2016, and make it available on Redwood’s website.
Cautionary Statement:  This press release and the related conference call contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including Redwood’s 2016 earnings outlook, expected 2016 GAAP earnings, statements related to estimates of 2016 REIT taxable income, and the expected timing for the filing of Redwood's Quarterly Report on Form 10-Q. Forward-looking statements involve numerous risks and uncertainties. Redwood's actual results may differ from Redwood's beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “expect,” “believe,” “intend,” “seek,” “plan” and similar expressions or their negative forms, or by references to strategy, plans, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our Annual Report on Form 10-K under the caption “Risk Factors.” Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the Securities and Exchange Commission, including reports on Forms 10-Q and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
Important factors, among others, that may affect our actual results in 2016 include: interest rate volatility, changes in credit spreads, and changes in liquidity in the market for real estate securities and loans; changes in the demand from investors for residential mortgages and investments, and our ability to distribute an increased volume of residential mortgages through our whole-loan distribution channel; our ability to finance our investments in securities and our acquisition of residential mortgages with short-term debt; the availability of assets for purchase at attractive risk-adjusted returns and our ability to reinvest the proceeds from the potential sale of securities and investments we hold; changes in the values of assets we own; higher than expected operating expenses due to delays or decreases in the realization of expected operating expense reductions related to the repositioning of our conforming mortgage banking activities and commercial loan origination activities; and other unforeseen expenses.

REDWOOD TRUST, INC.

Consolidated Income Statements (1)	Second	First	Fourth	Third	Second
($ in millions, except share and per share data)	Quarter	Quarter	Quarter	Quarter	Quarter
	2016	2016	2015	2015	2015

Interest income	$67	$62	$69	$63	$63
Interest expense	(22)	(24)	(25)	(24)	(23)
Net interest income	44	38	44	40	40
Reversal of provision for loan losses	7	—	—	—	—
Net interest income after provision	51	38	44	40	41
Non-interest income (loss)
Mortgage banking activities, net	8	7	—	1	7
MSR income, net	3	6	3	4	1
Investment fair value changes, net	(11)	(20)	(4)	(14)	(2)
Other income	2	1	1	—	1
Realized gains, net	10	10	20	6	6
Total non-interest income (loss)	11	4	20	(3)	14
Operating expenses	(20)	(30)	(23)	(24)	(25)
Benefit from (provision for) income taxes	—	—	—	7	(2)
Net income	$41	$12	$41	$19	$27

Weighted average diluted shares (thousands) (2)	97,762	77,138	103,377	85,075	94,950
Diluted earnings per share	$0.48	$0.15	$0.46	$0.22	$0.31
Regular dividends declared per common share	$0.28	$0.28	$0.28	$0.28	$0.28

(1)	Certain totals may not foot due to rounding.

(2)
In the second quarter of 2016 and the fourth and second quarters of 2015, weighted average diluted shares included shares from the assumed conversion of our convertible and/or exchangeable debt in accordance with GAAP diluted EPS provisions. Actual shares outstanding at June 30, 2016, December 31, 2015, and June 30, 2015 were 76,935, 78,163, and 84,552, respectively.

REDWOOD TRUST, INC.

Consolidated Income Statements (1)	Six Months Ended June 30,
($ in millions, except share and per share data)	2016	2015

Interest income	$129	$127
Interest expense	(46)	(47)
Net interest income	83	80
Reversal of provision for loan losses	6	—
Net interest income after provision	89	80
Non-interest income
Mortgage banking activities, net	15	9
MSR income (loss), net	9	(10)
Investment fair value changes, net	(31)	(3)
Other income	3	2
Realized gains, net	19	11
Total non-interest income	15	9
Operating expenses	(51)	(50)
Benefit from income taxes	—	3
Net income	$53	$42

Weighted average diluted shares (thousands)	88,728	85,474
Diluted earnings per share	$0.67	$0.47
Regular dividends declared per common share	$0.56	$0.56

(1) Certain totals may not foot due to rounding

REDWOOD TRUST, INC.

Reconciliation of GAAP Net Income to Core Earnings (1) (2)	Three Months Ended
($ in millions, except per share data)	June 30, 2016	March 31, 2016
GAAP net income	$41	$12
Adjustments:
Eliminate mark-to-market changes on long-term investments and associated derivatives(3)	4	14
Eliminate restructuring and related charges(4)	—	11
Eliminate reversal of commercial loan loss reserve(5)	(5)	—
Eliminate provision for income taxes	—	—
Total adjustments	(1)	25
Core earnings	$40	$37

GAAP net income per diluted common share	$0.48	$0.15
Core earnings per diluted common share(6)	$0.47	$0.44

(1)	Certain totals may not foot due to rounding.

(2)
Core earnings is a non-GAAP measure of Redwood’s earnings and results of operations. Specifically, management defines core earnings as: GAAP net income adjusted to (i) eliminate the impact of quarterly mark-to-market changes on the fair value of our long-term investments (and associated derivatives) related to changes in benchmark interest rates and credit spreads and (ii) eliminate the impact of the provision for (or benefit from) taxes. In addition, Redwood’s core earnings also exclude the impact of the restructuring and related charges associated with the recent restructuring of Redwood's conforming residential and commercial mortgage banking operations in the first quarter of 2016, as well as the reversal of loan loss provisions in the second quarter of 2016 associated with our commercial mezzanine portfolio loan sale, which is anticipated to close in the third quarter of 2016.

Management utilizes this core earnings measure internally as one way of analyzing Redwood’s performance over multiple periods and also believes it can provide a useful basis to compare Redwood’s results with those of other REITs and competitors who use similar non-GAAP measures of operating results. Core earnings should not be utilized in isolation, nor should it be considered as an alternative to GAAP net income or other measurements of results of operations computed in accordance with GAAP. A further discussion of core earnings is included in the Management’s Discussion and Analysis section of Redwood’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016.

(3)
Adjustment eliminates the mark-to-market changes on the fair value of loans held-for-investment, trading securities, other investments, and associated derivatives that are primarily related to changes in benchmark interest rates and credit spreads. More details on the components of investment fair value changes, net, are included in the Financial Insights section of the second quarter Redwood Review.

(4)
Adjustment eliminates operating expense charges from the restructuring of Redwood's conforming residential and commercial mortgage banking operations, which were announced during the first quarter of 2016, and related charges associated with the subsequent announcement of the departure of Redwood's President.

(5)
Adjustment eliminates the benefit to GAAP earnings from the release of $5 million of commercial loan loss reserves, which was due to the anticipated third quarter sale of all but two of our commercial mezzanine loans.

(6)
Consistent with the calculation of net income per diluted common share for GAAP purposes, core earnings per diluted common share is calculated following the "two-class" method. Additional information on the calculation of core earnings using the "two-class" method can be found in Table 2 in the Financial Tables section of the Appendix to the second quarter Redwood Review and Redwood's Quarterly Report on Form 10-Q, which is being filed with the SEC.

REDWOOD TRUST, INC.

Consolidated Balance Sheets (1)	30-Jun	31-Mar	31-Dec	30-Sep	30-Jun
($ in millions, except share and per share data)	2016	2016	2015	2015	2015

Residential loans	$4,040	$3,715	$3,929	$4,037	$3,286
Real estate securities	884	920	1,233	1,085	1,158
Commercial loans	325	364	403	468	551
Mortgage servicing rights	110	127	192	163	168
Cash and cash equivalents	217	305	220	235	226
Other assets	322	296	243	269	193
Total assets	$5,898	$5,727	$6,220	$6,257	$5,583

Short-term debt	$1,059	$804	$1,855	$1,873	$1,367
Other liabilities	202	195	142	189	123
Asset-backed securities issued, net	860	958	1,049	1,178	1,261
Long-term debt, net	2,684	2,683	2,028	1,811	1,567
Total liabilities	4,805	4,641	5,074	5,050	4,318

Stockholders' equity	1,093	1,086	1,146	1,207	1,265

Total liabilities and equity	$5,898	$5,727	$6,220	$6,257	$5,583

Shares outstanding at period end (thousands)	76,935	76,627	78,163	82,125	84,552
GAAP book value per share	$14.20	$14.17	$14.67	$14.69	$14.96

(1)	Certain totals may not foot due to rounding.